Exhibit 99.1

HARLEY-DAVIDSON REPORTS FIRST QUARTER 2016 RESULTS
Worldwide Retail Sales, Diluted EPS Increase Year-Over-Year
MILWAUKEE, April 19, 2016 Harley-Davidson, Inc. (NYSE:HOG) first quarter 2016 diluted earnings per share increased 7.1 percent to $1.36 compared to diluted EPS of $1.27 in the same period in 2015. Net income was $250.5 million on consolidated revenue of $1.75 billion compared to net income of $269.9 million on consolidated revenue of $1.67 billion in last year’s first quarter.

“I am pleased with how our first quarter results demonstrate the progress we’re making in both driving demand and delivering business performance in a highly competitive environment,” said Matt Levatich, President and Chief Executive Officer, Harley-Davidson, Inc.

Harley-Davidson worldwide retail motorcycle sales in the first quarter were up 1.4 percent, driven by a 4.5 percent increase in international markets. Although retail motorcycle sales in the U.S. were down slightly compared to the year-ago quarter, retail sales trends have significantly improved over previous quarters. Worldwide retail sales were driven, in part, by increased investments in marketing and new product introductions.

In 2016, the company is increasing its marketing and product development investments to drive demand. The increased investments are focused in four areas: increasing product and brand awareness; growing new ridership in the U.S.; increasing and enhancing brand access; and accelerating the cadence and impact of new products.

“The increased marketing and new product investments are beginning to take hold and we anticipate continued progress across our focus areas as we dial in and ramp-up our approach,” said Levatich.

Retail Harley-Davidson Motorcycle Sales

	1st Quarter
	2016	2015	Change
Americas Region
U.S.	35,326	35,488	(0.5)%
Canada	2,470	2,123	16.3%
Latin America	1,886	2,565	(26.5)%
Europe, Middle East, Africa (EMEA) Region	10,210	9,388	8.8%
Asia Pacific Region	7,566	7,097	6.6%
Worldwide Total	57,458	56,661	1.4%
In the first quarter, retail sales in EMEA were up 8.8 percent, demonstrating the power of the brand amid strong competition. Asia Pacific had its best first quarter ever, with retail sales up 6.6 percent, driven by strong demand across the region. Canada grew 16.3 percent versus the year-ago period as a result of the company’s transition to direct distribution. U.S. sales were down slightly due to increased competitive discounting and continued weakness in areas of the country that are dependent on the oil industry. U.S. market share for the first quarter was 50.9 percent.

Harley-Davidson began shipping two new powerful cruisers in March - the Low Rider® S and the CVO™ Pro Street Breakout® - and yesterday unveiled the new Harley-Davidson® Roadster™ model, which will begin shipping in May.

Also in March, the company launched its Live Your Legend integrated marketing campaign. The campaign debuted in the U.S. during the NCAA Men’s Basketball Tournament and will continue rolling out globally through 2016. Follow this link to view the latest spot featuring the Roadster (h-d.com > Motorcycles).

“The Live Your Legend message is a rallying cry to inspire new generations of riders to invest now in experiences that define their legacy,” said Levatich. “It’s one example of how we are creating powerful connections with new riders and strengthening our bond with our existing riders.”

In line with its strategic objectives, Harley-Davidson continues to bring new riders into the sport of motorcycling while also broadening brand appeal demographically. In 2015, one-third of Harley-Davidson new motorcycle purchasers in the U.S. had not owned a motorcycle previously.* In the U.S. for the eighth straight year, Harley-Davidson was the number-one seller of new on-road motorcycles of all displacements to young adults ages 18-34, women, African Americans and Hispanics, as well as Caucasian men ages 35 plus.*

Motorcycles and Related Products Segment Results

$ in thousands	1st Quarter
	2016	2015	Change
Motorcycle Shipments (vehicles)	83,036	79,589	4.3%
Revenue
Motorcycles	$1,317,578	$1,255,121	5.0%
Parts & Accessories	$183,705	$183,872	(0.1)%
General Merchandise	$70,618	$66,428	6.3%
Gross Margin Percent	37.4%	39.1%	(1.7) pts
Operating Income	$332,457	$345,454	(3.8)%
Operating Margin Percent	21.1%	22.9%	(1.8) pts
Revenue from motorcycles and related products was up versus the prior quarter behind increased motorcycle shipments. Operating margin as a percent of revenue decreased versus the prior year as a result of lower gross margin.

Financial Services Segment Results

$ in thousands	1st Quarter
	2016	2015	Change
Revenue	$173,358	$162,375	6.8%
Operating Income	$56,371	$64,664	(12.8)%
Financial services operating income was lower in the first quarter of 2016 compared to the year-ago period as a result of a higher provision for retail credit loan losses.
* Data are based on Harley-Davidson’s analysis of Polk U.S. new motorcycle registration data from IHS Automotive for CY2008-2015.

Guidance
Harley-Davidson continues to expect it will ship 269,000 to 274,000 motorcycles in 2016, an approximate 1 to 3 percent increase from 2015. In the second quarter of 2016, the company expects to ship 82,500 to 87,500 motorcycles compared to 85,172 motorcycles shipped in the year-ago period. The company continues to expect full-year 2016 operating margin of approximately 16 to 17 percent for the Motorcycles segment. The company continues to expect 2016 capital expenditures for Harley-Davidson, Inc. of $255 million to $275 million.

Income Tax Rate
For the first quarter of 2016, Harley-Davidson's effective tax rate was 34.5 percent compared to 34.4 percent in 2015. The company continues to expect its full-year 2016 effective tax rate will be approximately 34.5 percent.

Cash Flow
Cash and marketable securities totaled $739.1 million at the end of the first quarter, compared to $1.23 billion in the year-ago quarter. In the first quarter of 2016, Harley-Davidson generated $41.1 million of cash from operating activities compared to $174.7 million in the first quarter of 2015. The company paid a cash dividend of $0.35 per share for the first quarter, an increase of 12.9 percent compared to the fourth-quarter 2015 dividend of $0.31 per share. On a discretionary basis, the company repurchased 3.4 million shares of Harley-Davidson common stock during the first quarter of 2016 for $144.6 million. In the first quarter of 2016, there were approximately 184.2 million weighted-average diluted common shares outstanding, compared to approximately 211.8 million shares in the year-ago quarter. At the end of the first quarter, 25.6 million shares remained on board-approved share repurchase authorizations.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss first-quarter results on a Webcast at 8:00 a.m. CT today. The supporting slides will be posted prior to the call and can be accessed at http://investor.harley-davidson.com under "Events and Presentations." The audio portion of today's call will also be posted beginning approximately two hours after the call concludes.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) manage through changes in general economic conditions, including changing capital, credit and retail markets, and political events, (iii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices,  (iv) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (v) drive demand by executing its marketing strategy of appealing to and growing sales to multi-generational and multi-cultural customers worldwide in an increasingly competitive marketplace, (vi) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (vii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (viii) develop and introduce products, services and experiences that are successful in the marketplace, (ix) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (x) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (xi) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xii) manage risks that arise through expanding international manufacturing, operations and sales, (xiii) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xiv) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xv) prevent and detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, increased warranty costs or litigation and adverse effects on its reputation and brand strength, (xvi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xvii) manage its exposure to product liability claims and commercial or contractual disputes, (xviii) execute its flexible production strategy, (xix) adjust to healthcare inflation and reform, pension reform and tax changes, (xx) retain and attract talented employees, (xxi) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations, and (xxii) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Tony Macrito, +1-414-343-4512; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)
	Three months ended
	March 27, 2016	March 29, 2015
Motorcycles & Related Products revenue	$1,576,610	$1,510,570
Gross profit	590,280	590,275
Selling, administrative and engineering expense	257,823	244,821
Operating income from Motorcycles & Related Products	332,457	345,454

Financial Services revenue	173,358	162,375
Financial Services expense	116,987	97,711
Operating income from Financial Services	56,371	64,664

Operating income	388,828	410,118
Investment income	766	1,322
Interest expense	7,168	9
Income before income taxes	382,426	411,431
Provision for income taxes	131,937	141,577
Net income	$250,489	$269,854

Earnings per common share:
Basic	$1.37	$1.28
Diluted	$1.36	$1.27

Weighted-average common shares:
Basic	183,429	210,629
Diluted	184,204	211,788

Cash dividends per common share	$0.35	$0.31

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets(1)
(In thousands)

	(Unaudited)		(Unaudited)
	March 27, 2016	December 31, 2015	March 29, 2015
ASSETS
Current assets:
Cash and cash equivalents	$694,013	$722,209	$1,168,724
Marketable securities	45,122	45,192	57,219
Accounts receivable, net	311,960	247,405	280,497
Finance receivable, net	2,564,608	2,053,582	2,357,993
Inventories	553,750	585,907	480,941
Restricted cash	93,192	88,267	120,428
Other current assets	229,105	235,321	241,693
Total current assets	4,491,750	3,977,883	4,707,495
Finance receivables, net	4,811,958	4,814,571	4,490,599
Other long-term assets	1,163,963	1,180,523	1,049,766
	$10,467,671	$9,972,977	$10,247,860
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$935,793	$707,578	$937,947
Short-term debt	870,073	1,201,380	70,329
Current portion of long-term debt, net	782,140	838,349	1,494,301
Total current liabilities	2,588,006	2,747,307	2,502,577
Long-term debt, net	5,460,553	4,832,469	4,347,884
Pension and postretirement healthcare liabilities	326,383	358,547	270,908
Other long-term liabilities	199,909	195,000	190,651

Total shareholders’ equity	1,892,820	1,839,654	2,935,840
	$10,467,671	$9,972,977	$10,247,860
(1) ASU 2015-03 Interest - Imputation of Interest (Subtopic 835-30) Simplifying the Presentation of Debt Issuance Costs was adopted retrospectively on January 1, 2016. Debt issuance costs in Other current assets and Other long-term assets have been reclassified to Current-portion of long-term debt, net and Long-term debt, net for 2015 balances to reflect the adoption of the new guidance.

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)	(Unaudited)
	Three months ended
	March 27, 2016	March 29, 2015
Net cash provided by operating activities	$41,131	$174,700

Cash flows from investing activities:
Capital expenditures	(39,011)	(38,069)
Finance receivables, net	(43,787)	(22,738)
Other	95	9
Net cash used by investing activities	(82,703)	(60,798)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	1,193,396	595,386
Repayments of medium-term notes	(450,000)	—
Proceeds from securitization debt	—	697,591
Repayments of securitization debt	(173,363)	(200,695)
Net decrease in credit facilities and unsecured commercial paper	(331,090)	(661,241)
Borrowings of asset-backed commercial paper	5,814	16,798
Repayments of asset-backed commercial paper	(15,740)	(15,744)
Net change in restricted cash	(4,282)	(28,579)
Dividends	(64,457)	(65,467)
Purchase of common stock for treasury	(150,369)	(192,700)
Excess tax benefits from share-based payments	110	2,207
Issuance of common stock under employee stock option plans	276	9,605
Net cash provided by financing activities	10,295	157,161

Effect of exchange rate changes on cash and cash equivalents	3,081	(9,019)

Net (decrease) increase in cash and cash equivalents	$(28,196)	$262,044

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	722,209	906,680
Net (decrease) increase in cash and cash equivalents	(28,196)	262,044
Cash and cash equivalents - end of period	$694,013	$1,168,724

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended
	March 27, 2016	March 29, 2015
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$1,317,578	$1,255,121
Parts & Accessories	183,705	183,872
General Merchandise	70,618	66,428
Other	4,709	5,149
	$1,576,610	$1,510,570
MOTORCYCLE SHIPMENTS:
United States	57,635	56,664
International	25,401	22,925
Total	83,036	79,589
MOTORCYCLE PRODUCT MIX:
Touring	38,497	38,797
Cruiser(1)	26,929	23,396
Sportster® / Street	17,610	17,396
Total	83,036	79,589
(1) Category previously referred to as "Custom" motorcycle units, as used in this table, include Dyna®, Softail®, V-Rod® and CVO models.

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended
	March 31, 2016	March 31, 2015
Americas Region
United States	35,326	35,488
Canada	2,470	2,123
Latin America	1,886	2,565
Total Americas Region	39,682	40,176
Europe, Middle East and Africa Region (EMEA)
Europe(2)	8,595	8,129
Other	1,615	1,259
Total EMEA Region	10,210	9,388
Asia Pacific Region
Japan	2,106	1,972
Other	5,460	5,125
Total Asia Pacific Region	7,566	7,097

Total Worldwide Retail Sales	57,458	56,661

Total International Retail Sales	22,132	21,173
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and this information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Three months ended
	March 31, 2016	March 31, 2015
United States(2)	68,305	67,791
Europe(3)	95,480	91,221

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.